Filed pursuant to Rule 424(b)(3)
Registration Number: 333 - 87996

PROSPECTUS SUPPLEMENT
(to prospectus dated May 10, 2002)

Reoffer Prospectus
Jarden Corporation
5,850,000 Shares of Common Stock
(Par Value $.01 per Share)

This prospectus supplement supplements or modifies certain information contained in our prospectus dated May 10, 2002 relating to the sale by the selling shareholders of up to 5,850,000 shares of common stock, par value $.01 per shares ("Common Stock") (after being adjusted to give effect to a (i) 2-for-1 stock spilt of the Company's outstanding shares of Common Stock that was effected during the second quarter of 2002, (ii) 3-for-2 stock split of the Company's outstanding shares of Common Stock that was effected during the fourth quarter of 2003, and (iii) 3-for-2 stock split of the Company's outstanding shares of Common Stock that was effected during the second quarter of 2005). You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent the information in this prospectus supplement supersedes the information contained in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 29, 2005.

SELLING STOCKHOLDERS

The "Selling Stockholders" section of the prospectus is supplemented by deleting the table and the accompanying paragraph immediately above such table under the "Selling Stockholders" section of the prospectus and replacing in its entirety with the new table and the explanatory paragraphs below.

Each of the Selling Stockholders is an employee or director of the Company or one of its subsidiaries. The following table sets forth:

•	the name and principal position or positions over the past three years with the Company of each Selling Stockholder;

•	the number of shares of Common Stock each Selling Stockholder beneficially owned as of July 26, 2005;

•	the number of shares of Common Stock acquired by each Selling Stockholder in connection with stock options and stock grants pursuant to the Plans and being registered under this Registration Statement, some or all of which shares may be sold pursuant to this prospectus; and

•	the number of shares of Common Stock and the percentage, if 1% or more, of the total class of Common Stock outstanding to be beneficially owned by each Selling Stockholder following this offering, assuming the sale pursuant to this offering of all shares acquired by such Selling Stockholder in connection with grants pursuant the Plan and registered under this Registration Statement.

There is no assurance that any of the Selling Stockholders will sell any or all of the shares offered by them under this Registration Statement. The address of each Selling Stockholder is c/o Jarden Corporation, 555 Theodore Fremd Avenue, Rye, New York 10580. All numbers in the column "Number of Shares Being Offered" have been adjusted on post stock-split basis giving effect to the Company's 2-for-1 stock split of its Common Stock in the second quarter of 2002, 3-for-2- stock split of its Common Stock in the fourth quarter of 2003, and 3-for-2 stock split of its Common Stock in the second quarter of 2005.

Name of Selling Stockholder	Relationship to the Company	Number of Shares Beneficially Owned (1)	Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After Offering
				Number	Percent (2)
Martin E. Franklin	Chairman and Chief Executive Officer	4,047,476 (3)	456,003	3,591,473	6.8%
Ian G. H. Ashken	Vice Chairman, Chief Financial Officer and Secretary	1,573,033 (4)	427,500	1,145,533	2.2%
Rene-Pierre Azria	Director	66,750 (5)	4,500	62,250	*
Desiree DeStefano	Executive Vice President of Finance and Treasurer	136,502 (6)	105,000	31,502	*
Douglas W. Huemme	Director	66,037 (7)	42,750	23,287	*
Irwin D. Simon	Director	65,250 (8)	43,500	21,750	*
J. David Tolbert	Senior Vice President, Human Resources and Corporate Risk	100,876 (9)	76,621	24,255	*
Robert L. Wood	Director	102,750 (10)	78,000	24,750	*

*	Less than 1%.

(1)	As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

(2)	Applicable percentage of ownership for each selling stockholder is based on 51,380,467 shares outstanding and entitled to vote as of July 26, 2005, plus the number of shares of common stock of which such person has the right to acquire beneficial ownership within 60 days.

(3)	Includes 843,751 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(4)	Includes 253,126 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(5)	Includes 65,250 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(6)	Includes 97,502 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(7)	Includes 63,000 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(8)	Includes 63,750 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(9)	Includes 42,001 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.

(10)	Includes 98,250 shares subject to outstanding options to purchase Common Stock which are exercisable within 60 days.